UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):
March 6, 2018 (March 5, 2018)

Commission file number: 001-35653
SUNOCO LP
(Exact name of registrant as specified in its charter)

Delaware	30-0740483
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
8020 Park Lane, Suite 200 Dallas, TX 75231 (Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (832) 234-3600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Directors
On March 6, 2018, Imad K. Anbouba and Oscar A. Alvarez were appointed to the board of directors (the “Board”) of Sunoco GP LLC (the “General Partner”), the general partner of Sunoco LP (the “Partnership”), by the sole member of the General Partner pursuant to the provisions of the Amended and Restated Limited Liability Company Agreement of the General Partner dated September 25, 2012, as amended. Mr. Anbouba and Mr. Alvarez each join the Board as an independent director. Mr. Anbouba was appointed to serve as Chairman of the Audit Committee and as a member of the Compensation Committee of the Board. Mr. Alvarez was appointed to serve as a member of the Audit Committee of the Board.
Consistent with other non-employee members of the Board, Mr. Anbouba and Mr. Alvarez will each be eligible to receive cash compensation for his service on the Board and to receive initial and annual grants of phantom units under the Partnership’s 2012 Long Term Incentive Plan.
There are no arrangements or understandings with the Partnership, or any other persons, pursuant to which either Mr. Anbouba or Mr. Alvarez was appointed as a director of the General Partner. There are no relationships regarding either Mr. Anbouba or Mr. Alvarez that would require disclosure pursuant to Item 404(a) of Regulation S-K.
Departure of Directors
On March 5, 2018, the General Partner received the resignations of each of K. Rick Turner and W. Brett Smith from the Board, effective as of March 6, 2018. Neither Mr. Turner nor Mr. Smith’s resignation was the result of any disagreement with the Partnership or the General Partner relating to the operations, practices or policies of the Partnership.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LP
	By:	Sunoco GP LLC, its general partner
Date: March 6, 2018	By:	/s/ Arnold D. Dodderer
Arnold D. Dodderer
General Counsel & Assistant Secretary